Exhibit 4.4

Execution Version

AMENDED AND RESTATED OMNIBUS AGREEMENT

Dated as of January 27, 2012

Among

SEASPAN CORPORATION,

NORSK PACIFIC STEAMSHIP COMPANY LIMITED,

SEASPAN MARINE CORPORATION (formerly known as SEASPAN INTERNATIONAL LTD.),

SEASPAN MANAGEMENT SERVICES LIMITED,

SEASPAN SHIP MANAGEMENT LTD.

and

SEASPAN ADVISORY SERVICES LIMITED

i

AMENDED AND RESTATED

OMNIBUS AGREEMENT

This AMENDED AND RESTATED OMNIBUS AGREEMENT (this “Agreement”) dated as of January 27, 2012, is entered into among SEASPAN CORPORATION, a Marshall Islands corporation (the “Company”), NORSK PACIFIC STEAMSHIP COMPANY LIMITED, a Bahamas corporation, and SEASPAN MARINE CORPORATION (formerly known as SEASPAN INTERNATIONAL LTD.), a British Columbia corporation, and solely for purposes of Section 4.13, SEASPAN MANAGEMENT SERVICES LIMITED, a Bermuda corporation, SEASPAN SHIP MANAGEMENT LTD., a British Columbia company, and SEASPAN ADVISORY SERVICES LIMITED, a Bermuda company.

RECITALS

A. The Parties are parties to the Omnibus Agreement dated as of August 8, 2005 (the “Original Agreement”), pursuant to which the Parties evidenced their understanding with respect to, among other things, those business opportunities that certain Parties would not pursue during the term of the Original Agreement.

B. The Parties amended the Original Agreement on March 14, 2011 in connection with the Company’s investment in Greater China Intermodal Investments LLC and related transactions.

C. In connection with the Company’s acquisition of the Manager, the Parties now desire to amend and restate the Original Agreement, as amended, as set forth herein in accordance with Section 4.9 of the Original Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and premises of the Parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each Party), the Parties agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Certain Definitions

In this Agreement, including the recitals hereto, unless the context requires otherwise, the following terms shall have the respective meanings set forth below:

“Acquiring Party” has the meaning ascribed to such term in Section 2.3(a).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with, the Person in question.

“Agreement” means this amended and restated omnibus agreement as the same may be amended from time to time.

“Board of Directors” means the board of directors of the Company as the same may be constituted from time to time.

“Break-up Costs” means the aggregate amount of any and all costs associated with the disposition of Containership Assets as contemplated in Section 2.3, including any taxes, registration fees, administrative expenses, Severance Costs, and other similar costs and expenses of the relevant Seaspan Marine Entities that would be required to transfer Containership Assets to the Company Group pursuant to Section 2.3, separately from the assets acquired by the relevant Seaspan Marine Entities in a larger transaction.

“Business Day” means a day other than a Saturday, Sunday or statutory holiday in Hong Kong, the Marshall Islands or Vancouver, British Columbia on which banks in Hong Kong, the Marshall Islands or Vancouver, British Columbia are required to close.

“Charter” means a charter party agreement between the Company and any Person that relates to any of the Vessels.

“Charterer” means any Person that has entered into a Charter with the Company.

“Common Shares” means the Class A common shares, par value $0.01 per share, of the Company.

“Company” means Seaspan Corporation and any successor company permitted under this Agreement.

“Company Breach” has the meaning ascribed to such term in the Management Agreement.

“Company Group” means the Company and its Subsidiaries.

“Company Group Member” means any member of the Company Group.

“Containerships” means any ocean-going vessel that is intended to be used primarily to transport containers or is being used primarily to transport containers.

“Containership Assets” means Containerships, or any assets that are customarily owned or operated in conjunction with Containerships, in each case, that are encompassed within the definition of “Containership Business.”

“Containership Business” means the business of chartering or re-chartering Containerships to others and any other lawful act or activity customarily conducted in conjunction therewith.

“Control” or “controlled” means, with respect to any Person, the right to elect or appoint, directly or indirectly, a majority of the directors of such Person or a majority of the Persons who have the right, including any contractual right, to manage and direct the business, affairs and operations of such Person, or the possession of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“First Offer Negotiation Period” has the meaning ascribed to such term in Section 3.5.

“Force Majeure Event” has the meaning ascribed to such term in Section 4.2.

“GC Intermodal Entities” means Greater China Intermodal Investments LLC, Greater China Industrial Investments LLC, their respective existing and future Subsidiaries, and any successors of the foregoing.

“Management Agreement” means the Amended and Restated Management Agreement, dated as of May 4, 2007, among the Manager, the Ship Manager, the Strategic Manager, Seaspan Crew Management Ltd. and the Company, as the same may be amended from time to time.

“Manager” means Seaspan Management Services Limited or any successor thereof permitted in accordance with the Management Agreement.

“Manager Entities” means the Manager, the Ship Manager and the Strategic Manager and each of their Subsidiaries.

“Norsk” means Norsk Pacific Steamship Company Limited or any successor thereof.

“Offer” has the meaning ascribed to such term in Section 2.3(b).

“Offer Period” has the meaning ascribed to such term in Section 2.3(d).

“Offered Assets” has the meaning ascribed to such term in Section 2.3(b).

“Offeree” has the meaning ascribed to such term in Section 2.3(b).

“Parties” means the Company, the Manager, the Ship Manager, the Strategic Manager, Norsk and Seaspan Marine, and “Party” means any one of them.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, trust or trustee, unincorporated organization, association, government, government agency or political subdivision thereof or other entity.

“Potential Transferee” has the meaning ascribed to such term in Section 3.4.

“Restricted Business” has the meaning ascribed to such term in Section 2.1.

“Sale Assets” has the meaning ascribed to such term in Section 3.4.

“Seaspan Marine” means Seaspan Marine Corporation or any successor thereof.

“Seaspan Marine Entities” means Norsk and Seaspan Marine, and “Seaspan Marine Entity” means either of them. Notwithstanding any provision hereof to the contrary, none of the GC Intermodal Entities shall be deemed to constitute a Seaspan Marine Entity or an Affiliate of a Seaspan Marine Entity for the purpose of this Agreement.

“Severance Costs” means the termination or severance liabilities, costs and expenses which employers are legally obliged to pay to or in respect of their employees as a result of the early termination of any employment.

“Ship Manager” means Seaspan Ship Management Ltd. or any successor thereof permitted in accordance with the Management Agreement.

“Strategic Manager” means Seaspan Advisory Services Ltd. or any successor thereof permitted in accordance with the Management Agreement.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more corporations Controlled by such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a corporation Controlled by such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, one or more corporations Controlled by such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more corporations Controlled by such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Transfer” means, in respect of any assets or property, any transfer, assignment, sale or other disposition, excluding any grants of security interests in or mortgages or liens of such assets or property in favor of a bona fide third-party lender (but not the foreclosing of any such security interest, mortgage or lien).

“Transfer Notice” has the meaning ascribed to such term in Section 3.4.

“Transferring Party” has the meaning ascribed to such term in Section 3.4.

“Vessel” means each vessel owned by the Company or any of its Subsidiaries from time to time.

“Washington Entity” means Blue Water Commerce, LLC and its existing and future Affiliates.

“Washington ROFR Vessels” has the meaning set forth in the Right of First Refusal Agreement dated as of March 14, 2011, by and among Greater China Intermodal Investments LLC, the Company and the Washington Entity.

1.2	Construction

In this Agreement, unless the context requires otherwise:

(a) references to laws and regulations refer to such laws and regulations as they may be amended from time to time, and references to particular provisions of a law or regulation include any corresponding provisions of any succeeding law or regulation;

(b) references to money refer to legal currency of the United States of America;

(c) the word “including” when following any general term or statement will not be construed as limiting the general term or statement to the specific matter immediately following the word “including” or to similar matters, and the general term or statement will be construed as referring to all matters that reasonably could fall within the broadest possible scope of the general term or statement;

(d) words importing the singular include the plural and vice versa and words importing gender, include all genders;

(e) references to time of day or date mean the local time or date in Vancouver, British Columbia;

(f) a reference to an “approval”, authorizations”, “consent”, “notice” or “agreement” means an approval, authorization, consent, notice of agreement, as the case may be, in writing; and

(g) each reference to a statute is deemed to be a reference to that statute, and to the regulations made under that statute, as amended or reenacted from time to time.

1.3	Headings

All article or section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof.

2.	RESTRICTED BUSINESS OPPORTUNITIES

2.1	Restricted Businesses

During the term of the Management Agreement, the Seaspan Marine Entities and each of their controlled Affiliates shall be prohibited from, directly or indirectly, engaging in the Containership Business and from acquiring or investing in any business involved in the Containership Business (each such business or activity, a “Restricted Business”).

2.2	Permitted Exceptions

(a) Notwithstanding any provision of Section 2.1 to the contrary, the Seaspan Marine Entities may:

(i) acquire Containership Assets and subsequently engage in the Containership Business to the extent that such Containership Assets were part of an acquired business, provided that:

(1) a majority of the fair market value (as determined in good faith by the board of directors of the applicable Seaspan Marine Entity) of the total assets or business comprising the acquired business is not attributable to the Containership Business; and

(2) the applicable Seaspan Marine Entity has, prior to the contemplated transaction, offered to sell to the Company, immediately upon the completion of the contemplated transaction by the Seaspan Marine Entity, for their fair market value plus any Break-up Costs, any and all Containership Assets that it would acquire pursuant to such transaction, in accordance with the procedures set forth in Section 2.3;

(ii) acquire, directly or indirectly, collectively, with Gerry Wang, Graham Porter and each of the controlled Affiliates of the Seaspan Marine Entities, Gerry Wang and Graham Porter, an aggregate of no more than 9.9% of the equity ownership, voting or profit participation, for investment purposes only, in any publicly traded Person that is engaged in the Containership Business;

(iii) after the Management Agreement is terminated, acquire Containership Assets from the Company pursuant to the right of first offer in Section 3;

(iv) provide technical ship management services relating to Containerships, including pre-delivery ship construction supervision and related services; and

(v) acquire and engage in the Containership Business with Containerships having a capacity of less than 1,000 TEU.

(b) The Company acknowledges and agrees that (i) certain Seaspan Marine Entities and certain officers, directors, employees, direct and indirect equity owners and Affiliates of certain Seaspan Marine Entities intend to make direct or indirect investments in, and/or provide management and other services to, the GC Intermodal Entities in connection with the investment in, and the acquisition, disposition, ownership and operation of, maritime vessel assets (including Containership Assets) by the GC Intermodal Entities and (ii) the making of such investments and the provision of such services will confer material direct and indirect benefits on the Company and its

Subsidiaries, including in connection with the investment of the Company in Greater China Intermodal Investments LLC. Accordingly, the Company hereby agrees that, notwithstanding any provision hereof to the contrary, no provision of this Agreement (including this Section 2) shall apply to the making of any investment in, or the provision of any services to, any GC Intermodal Entity (including in connection with any investment in any Containership Assets made by any GC Intermodal Entity) or otherwise prohibit or restrict in any way any Seaspan Marine Entity or any officer, director, employee, direct or indirect equity owner or Affiliate of any Seaspan Marine Entity from (1) making any investment in, or providing management or other services to, any GC Intermodal Entity (including in connection with any investment in any Containership Assets made by any GC Intermodal Entity) or (2) acting as an employee or consultant to, designating any director or manager of, or assisting in any other manner, any GC Intermodal Entity, including in connection with the acquisition, ownership, operation, management or financing by the GC Intermodal Entities of one or more Containership Assets or the conduct or operation by the GC Intermodal Entities of any business related to the acquisition, ownership, operation, management or financing of one or more such Containership Assets, including any Containership Business. For the avoidance of doubt, in connection with any Washington ROFR Vessels, the Company also agrees that, notwithstanding any provision hereof to the contrary, no provision of this Agreement (including this Section 2) shall apply to the making of any investment in, or the provision of any services to, a Washington Entity (including in connection with any investment in any Containership Assets made by a Washington Entity) or otherwise prohibit or restrict in any way any Seaspan Marine Entity or any officer, director, employee, direct or indirect equity owner or Affiliate of any Seaspan Marine Entity from (1) making any investment in, or providing management or other services to, a Washington Entity (including in connection with any investment in any Containership Assets made by a Washington Entity) or (2) acting as an employee or consultant to, designating any director or manager of, or assisting in any other manner, a Washington Entity, including in connection with the acquisition, ownership, operation, management or financing by any Washington Entity of one or more Containership Assets or the conduct or operation of any business related to the acquisition, ownership, operation, management or financing by any Washington Entity of one or more such Containership Assets, including any Containership Business.

2.3	Procedures for Offer to Sell

(a) Notification. In the event that a Seaspan Marine Entity acquires Containership Assets as part of a larger transaction in accordance with Section 2.2(a)(i), then not later than 10 days after the consummation of the acquisition, the relevant acquiring Party (the “Acquiring Party”) shall notify the Company of such transaction.

(b) Offer. The Acquiring Party will offer to the Company the opportunity for the Company or if the Company so elects, one of its Affiliates (as applicable, the “Offeree”), to purchase such Containership Assets (the “Offered Assets”), not later than 30 days after consummation of the acquisition, for their fair market value (plus any Break-up Costs) on commercially reasonable terms in accordance with this Section 2.3 (the “Offer”). The Offer shall set forth the Acquiring Party’s proposed terms relating to the purchase of the Offered Assets by the Offeree. The Acquiring Party will deliver to the Offeree all information prepared by or on behalf of or in the possession of such Acquiring Party relating to the Offered Assets and reasonably requested by the Offeree.

(c) Election. As soon as practicable, but in any event, within thirty (30) days after receipt of such offer, the Offeree shall notify the Acquiring Party in writing that either: (1) the Offeree has elected not to purchase such Offered Assets, in which event the Acquiring Party shall, subject to the other terms of this Agreement, be free to continue to own and operate such Offered Assets, subject to the restrictions in Section 2.4 below; or (2) the Offeree has elected to purchase, or indicated interest in purchasing, such Offered Assets, in which event the procedures in Section 2.3(d) shall be followed.

(d) Purchase and Sale. After the receipt of the Offer by the Offeree, the Acquiring Party and the Offeree shall negotiate in good faith the fair market value (and any Break-up Costs) of the Offered Assets that are subject to the Offer and the other terms of the Offer on which the Offered Assets will be sold to the Offeree. If the Acquiring Party and the Offeree agree on the fair market value (and any Break-up Costs) of the Offered Assets that are subject to the Offer and the other terms of the Offer during the 30-day period (the “Offer Period”) after receipt by the Acquiring Party of the Offeree’s election to purchase, or indication of interest in purchasing, the Offered Assets, the Offeree shall purchase the Offered Assets on such terms as soon as commercially practicable after such agreement has been reached.

If the Acquiring Party and the Offeree are unable to agree on the fair market value (and any Break-up Costs) of the Offered Assets that are subject to the Offer or the other terms of the Offer during the Offer Period, the Acquiring Party and the Offeree will engage a mutually acceptable independent ship broker and/or a mutually acceptable independent investment banking firm prior to the end of the Offer Period to determine the fair market value (and any Break-up Costs) of the Offered Assets and/or the other terms on which the Acquiring Party and the Offeree are unable to agree. If the Acquiring Party and the Offeree are unable to agree on an independent ship broker and/or a mutually acceptable independent investment banking firm prior to the end of the Offer Period, then the parties shall appoint an arbitrator and such arbitrator shall make the selection.

In determining the fair market value (and any Break-up Costs) associated with the Offered Assets and other terms on which the Offered Assets are to be sold, the ship broker or investment banking firm, as applicable, will have access to all information prepared by or on behalf of or in possession of the Acquiring Party relating to the original acquisition by the Acquiring Party, the proposed sale and purchase values and terms for the Offer submitted by the Acquiring Party and the Offeree, respectively. Such ship broker and/or investment banking firm will determine the fair market value (and any Break-Up Costs) of the Offered Assets and/or the other terms on which the Acquiring Party and the Offeree are unable to agree within thirty (30) days of its engagement and furnish the Acquiring Party and the Offeree its determination. The fees and expenses of the ship broker or investment banking firm, as applicable, will be divided equally between the Acquiring Party and the Offeree. Upon receipt of such determination, the Offeree will have the option, but not the obligation, to:

(i) purchase the Offered Assets for the fair market value (and Break-up Costs) on the other terms determined by the ship broker and/or investment banking firm, as soon as commercially practicable after determinations have been made; or

(ii) elect not to purchase such Offered Assets, in which event the Acquiring Party shall, subject to the other terms of this Agreement, be free to continue to own and operate such Offered Assets, subject to the restrictions in Section 2.4 below.

2.4	Scope of Prohibition

If any of the Seaspan Marine Entities engages in, acquires or invests in any business involved in the ownership or operation of a Restricted Business pursuant to the exceptions described in Sections 2.2(a)(i), it may not subsequently expand that portion of such business; however, it may make maintenance and replacement capital expenditures with respect to that portion of such business.

2.5	Enforcement

Each Party agrees and acknowledges that the other Parties do not have an adequate remedy at law for the breach by any such Party of its covenants and agreements set forth in this Section 2, and that any breach by any such Party of its covenants and agreements set forth in this Section 2 would result in irreparable injury to such other Parties. Each Party further agrees and acknowledges that any other Party may, in addition to the other remedies which may be available to such other Party, file a suit in equity to enjoin such Party from such breach, and consent to the issuance of injunctive relief to enforce the provisions of Section 2 of this Agreement.

3.	RIGHTS OF FIRST OFFER

3.1	Right of First Offer in Favor of Seaspan Marine

Each of the Company Group Members hereby grants to the Seaspan Marine Entities a right of first offer on any proposed Transfer by the relevant Company Group Member of any Containership Assets owned or acquired by such Company Group Member. The right of first offer contained in this Section 3.1 is in effect, and applies only to a Transfer occurring, during the two (2) year period following expiry or termination of the Management Agreement.

3.2	Right of First Offer in Favor of the Company

Each of the Seaspan Marine Entities and their controlled Affiliates hereby grants to the Company a right of first offer on any proposed Transfer by any of the Seaspan Marine Entities and their controlled Affiliates of any Containership Assets owned or acquired by any of them. The right of first offer contained in this Section 3.2 is in effect, and applies only to a Transfer occurring, during the term of the Management Agreement and shall extend for a two (2) year period following expiry or termination of the Management Agreement.

3.3	Exceptions

Sections 3.1 and 3.2 shall not apply to a Transfer of Containership Assets: (a) between or among any Affiliates of the respective Party; (b) that is completed pursuant to the terms of any Charter or other agreement with a Charterer; or (c) to the Charterers of any vessel acquired to replace any vessel so sold or transferred.

3.4	Transfer Notice

If, pursuant to Section 3.1 or 3.2 of this Agreement, a Company Group Member, a Seaspan Marine Entity or a controlled Affiliate of a Seaspan Marine Entity (as applicable, the “Transferring Party”) proposes to Transfer any Containership Assets (the “Sale Assets”), then prior to any Transfer of such Containership Assets (occurring in the circumstances other than as described in Section 3.3), such Transferring Party shall give Seaspan Marine or the Company, as applicable (the “Potential Transferee”), written notice setting forth a description of the Sale Assets and the material terms and conditions of a proposed Transfer, if any, on which the Transferring Party desires to Transfer the Sale Assets (the “Transfer Notice”). The material terms set forth in the Transfer Notice shall have been approved by the board of directors of the relevant entity.

3.5	Negotiation Period

If the Potential Transferee indicates an interest in writing to the Transferring Party with respect to the Sale Assets, the Transferring Party will negotiate in good faith with the Potential Transferee for a thirty (30) day period following the delivery of the Transfer Notice (the “First Offer Negotiation Period”) to reach an agreement for the Transfer of such Sale Assets to the Potential Transferee. If no such agreement with respect to the Sale Assets is concluded during the First Offer Negotiation Period, the Transferring Party may Transfer the Sale Assets to (or agree in writing to undertake such a transaction with) any Person within 180 days after the end of the First Offer Negotiation Period on terms generally no less favorable to the Transferring Party than those last proposed by the Potential Transferee to Transferring Party. If the Transferring Party has not concluded a Transfer of, or agreed in writing to Transfer, such Sale Assets to any Person within 180 days after the end of the First Offer Negotiation Period, the Transferring Party shall not thereafter Transfer any of the Sale Assets without first offering such assets to the applicable Potential Transferee in accordance with this Section 3.

3.6	Consents to Transfer

The Parties acknowledge that all potential Transfers of Containership Assets pursuant to this Section 3 are subject to obtaining any and all written consents of governmental authorities and other non-affiliated third parties and to the terms of all existing agreements in respect of such Containership Assets.

4.	GENERAL

4.1	Assignment

The Parties may not assign any of their rights under this Agreement in whole or in part without the prior written consent of the other Parties, which consent may be arbitrarily withheld.

4.2	Force Majeure

None of the Parties shall be under any liability for any failure to perform any of their obligations hereunder if the any of the following occurs (each a “Force Majeure Event”):

(a) any cause of condition which is beyond the reasonable control of any or all of the Parties and which prevents any or all of the Parties from performing any of its obligations under this Agreement;

(b) acts of God, including fire, explosions, unusually or unforeseeably bad weather conditions, epidemic, lightening, earthquake, tsunami, store or washout;

(c) acts of public enemies, including war or civil disturbance, vandalism, sabotage, terrorism, blockade or insurrection;

(d) acts of a governmental entity, including injunction or restraining orders issued by any judicial, administrative or regulatory authority, expropriation or requisition;

(e) government rule, regulation or legislation, embargo or national defense requirement;

(f) labor troubles or disputes, strikes or lockouts, including any failure to settle or prevent such event which is in the control of any Party; or

(g) any other event or cause of any nature or kind beyond the reasonable control of a Party.

A Party will give written notice to the other Parties promptly upon the concurrent of a Force Majeure Event.

4.3	Confidentiality

Each Party agrees that, except with the prior written consent of the other Party, it shall at all times keep confidential and not disclose, furnish or make accessible to anyone (except to employees, agents and professional advisors in the ordinary course of business) any confidential or proprietary information, knowledge or data concerning or relating to the other Party and to the business or financial affairs of the other Party to which such Party has been or shall become privy by reason of this Agreement, except for any (a) disclosure required by judicial or administrative process (including discovery for litigation), (b) information that becomes publicly available through no fault of such Party or otherwise ceases to be confidential, (c) information required by law or applicable stock exchange rules, and (d) disclosure made to a Person under a binding confidentiality agreement in favor of the Party whose confidential or proprietary information is being disclosed.

4.4	Notices

Each notice, consent or request required to be given to a Party pursuant to this Agreement must be given in writing. A notice may be given by delivery to an individual or by fax, and will be validly given if delivered on a Business Day to an individual at the following address, or, if transmitted on a Business Day by fax addressed to the following Party:

(a) if to the Company:

Unit 2 – 7th Floor, Bupa Centre

141 Connaught Road West

Hong Kong

Fax: (604) 638 2595

Attention: Corporate Secretary

with a copy to (which shall not constitute notice):

Seaspan Ship Management Ltd.

2600 - 200 Granville Street

Vancouver BC V6C 1S4

Attention: Secretary

Fax No.: +1.604.648.9514

(b) if to the any of the Seaspan Marine Entities:

c/o Washington Corporations

101 International Way, P.O. Box 16630

Missoula, MT 59808

with a copy to (which shall not constitute notice):

10 Pemberton Avenue

North Vancouver, BC

Canada V7P 2R1

Tel: 604.988.3111

Fax: 604.984.1613

Attention: Jonathan Whitworth

or to any other address, fax number or individual that the party designates.

Any notice:

(a) if validly delivered, will be deemed to have been given when delivered;

(b) if validly transmitted by fax before 3:00 p.m. (local time at the place of receipt) on a Business Day, will be deemed to have been given on that Business Day, and

(c) if validly transmitted by fax after 3:00 p.m. (local time at the place of receipt) on a Business Day, will be deemed to have been given on the Business Day after the date of the transmission.

4.5	Third Party Rights

The provisions of this Agreement are enforceable solely by the parties to this Agreement, and no shareholder, employee, agent of any Party or any other Person shall have the right, separate and apart from the Parties hereto to enforce any provision of this Agreement or to compel any party to this Agreement to comply with the terms of this Agreement.

4.6	Severability

Each provision of this Agreement is several. If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, the illegality, invalidity or unenforceability of that provision will not affect:

(a) the legality, validity or enforceability of the remaining provisions of this Agreement; or

(b) the legality, validity or enforceability of that provision in any other jurisdiction, except that if:

(c) on the reasonable construction of this Agreement as a whole, the applicability of the other provision presumes the validity and enforceability of the particular provision, the other provision will be deemed also to be invalid or unenforceable; and

(d) as a result of the determination by a court of competent jurisdiction that any part of this Agreement is unenforceable or invalid and, as a result of this Section 4.6, the basic intentions of the parties in this Agreement are entirely frustrated, the parties will use all reasonable efforts to amend, supplement or otherwise vary this Agreement to confirm their mutual intention in entering into this Agreement.

4.7	Governing Law and Jurisdiction

This Agreement is governed exclusively by, and is to be enforced, construed and interpreted exclusively in accordance with, the laws of British Columbia, which is deemed to be the proper law of the Agreement. Each Party will submit to the jurisdiction of the Supreme Court of British Columbia and all courts having appellate jurisdiction thereover, in any suit, action or other proceeding arising out of or relating to this Agreement commenced in such court by any party against any other party or parties and each party waives and will not assert by way of motion as a defence or Omnibus Agreement otherwise in any such action, any claim that:

(a) such party is not subject to the jurisdiction of such Court;

(b) such action is brought in an inconvenient forum;

(c) the venue of such action is improper; or

(d) any subject matter of such action may not be enforced in or by such Court;

and will not seek and hereby waives in any suit or action brought to obtain a judgment for the recognition or enforcement of any final judgment rendered in a action and review, other than by way of appeal, in any court of any other jurisdiction of or pertaining to the merits of any action, whether or not such party appears in or defends the action.

4.8	Binding Effect

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors but shall not be assignable except as provided in Section 4.1.

4.9	Amendment and Waivers

No amendment, supplement, restatement or termination of any provision of this Agreement is binding unless it is in writing and signed by each Person that is a party to this Agreement at the time of the amendment, supplement, restatement or termination.

4.10	Entire Agreement

This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto, including, but not limited to the Original Agreement, as amended.

4.11	Waiver

No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or of any other covenant, duty, agreement or condition.

4.12	Counterparts

This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the parties hereto.

IN WITNESS WHEREOF, this Amended and Restated Omnibus Agreement has been duly executed by the Parties hereto as of the date first written above.

SEASPAN CORPORATION

By:	/s/ Sai W. Chu
Name:	Sai W. Chu
Title:	Chief Financial Officer

NORSK PACIFIC STEAMSHIP COMPANY LIMITED

By:	/s/ Paul W. Keiper
Name:	Paul W. Keiper
Title:	Corporate Secretary

SEASPAN MARINE CORPORATION

By:	/s/ Paul W. Keiper
Name:	Paul W. Keiper
Title:	Corporate Secretary

SEASPAN MANAGEMENT SERVICES LIMITED

By:	/s/ Kyle R. Washington
Name:	Kyle R. Washington
Title:	Chairman

SEASPAN SHIP MANAGEMENT LTD.

By:	/s/ Kyle R. Washington
Name:	Kyle R. Washington
Title:	Executive Chairman

SEASPAN ADVISORY SERVICES LIMITED

By:	/s/ Kyle R. Washington
Name:	Kyle R. Washington
Title:	Chairman

SIGNATURE PAGE TO

AMENDED AND RESTATED OMNIBUS AGREEMENT